EXHIBIT 5.1

Luke C. Zouvas	Telephone: 619.688.1116
Facsimile: 619.688.1716
info@zouvaslaw.com
Jeffrey M. Stein*
*Of Counsel, admitted in NY only

June 5, 2015

Mix 1 Life, Inc.

10575 N. 114th Street, Suite 3

Scottsdale, AZ 85259

Re:	Registration Statement on Form S-1 for Mix 1 Life, Inc.

Ladies and Gentlemen:

We have acted as counsel to Mix 1 Life, Inc. (the “Company”), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on or about the date of this letter, of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of up to 677,500 shares of the Company’s common stock, consisting of:

1. up to 451,667 shares (the “Purchased Shares”) of common stock previously issued at a price of $3.00 per share to the Selling Shareholders in connection with a convertible debenture offering that closed on May 14, 2015; and

2. up to 225,833 shares (the “Investor Warrant Shares”) of common stock issuable upon the exercise of outstanding investor’s warrants (the “Investor Warrants”) at an exercise price of $5.00 that were previously issued to the Selling Shareholders in connection with a convertible debenture offering that closed on May 14, 2015.

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:  (i) the Purchased Shares to be sold by the Selling Shareholders have been duly authorized and, will be, validly issued, fully paid and non-assessable; and (ii) the Investor Warrant Shares to be sold by the Selling Shareholders have been duly authorized and, will be, validly issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.In giving this consent, we do not represent that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Zouvas Law Group, P.C.

Zouvas Law Group, P.C.